SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of October 16, 2015, to the Fund Accounting Servicing Agreement, dated as of April 28, 2011, as amended June 30, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the M.D. Sass Funds (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement on behalf of the series; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ John Buckel	By: /s/ Michael R. McVoy
Name: John Buckel	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit A to the to the Fund Accounting Servicing Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

Name of Series	Date Added
M.D. Sass Short Term U.S. Government Agency Income Fund
M.D. Sass Equity Income Plus Fund	on or after June 20, 2013

Amended Exhibit B to the Trust for Professional Managers Fund Accounting Servicing Agreement

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at October, 2015
Annual Fee Based Upon Average Net Assets Per Fund* Note 1
       _____ basis points on the first $_____
       _____ basis points on the next $_____
       _____ basis points on the balance
Minimum annual fee:  $_____ per fund Note 1

▪ Additional fee of $_____ for each additional class Note 1
▪ Additional fee of $_____ per manager/sub-advisor per fund Note 1
Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

* Note 1 – Effective 10/1/2015, a fee concession of 20% for Fund Accounting and Fund Accounting will be in place for the M.D. Sass Short Term U.S. Government Agency income Fund (formerly the M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund) for a period of no more than three years OR until the Fund begins operating below its expense cap.  Fees that are to receive the concession have been noted.

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $_____ /fund (subject to change based on Board review and approval)
▪ $_____ / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Amended Exhibit B (continued) to the Trust for Professional Managers Fund Accounting Servicing Agreement – M.D. Sass

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at October, 2015

Pricing Services
▪ $_____ - Domestic and Canadian Equities/Options
▪ $_____ - Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
▪ $_____ - CMOs/Municipal Bonds/Money Market Instruments/International Bonds
▪ $_____ - Bank Loans
▪ $_____ - Credit Default Swaps/Swaptions
▪ $_____ - Basic Interest Rate Swaps
▪ $_____ /Month Manual Security Pricing (>10/day)

Factor Services (security paydown factor date)
▪ $_____ per CMOs, Asset Backed, Mortgage Backed Security per Month

Fair Value Services (Charged at the Complex Level)
▪ $_____ per security on the First 100 Securities
▪ $_____ per security on the Balance of Securities

Corporate Action Services
▪ $_____ per Foreign Equity Security per Month
▪ $_____ per Domestic Equity Security per Month

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All scheduled subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Advisor's signature below acknowledges approval of the fund accounting fees on these two pages of Amended Exhibit B.

By: M.D. Sass Investors Services, Inc.

Name: /s/ Bobby Liu

Title: COO & GC  Date: 11/16/15

Advisor’s signature below acknowledges approval of the fund accounting fees on these two pages of Amended Exhibit B

By: M.D. Sass LLC

Name: /s/ Bobby Liu

Title: COO & GC  Date: 11/16/15